SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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COLLECTORS UNIVERSE, INC.
(Name of Registrant as Specified In Its Charter)

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Preliminary Copy
COLLECTORS UNIVERSE, INC.
1921 E. Alton Avenue
Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, December 4, 2002

TO THE STOCKHOLDERS OF COLLECTORS UNIVERSE, INC.,

The 2002 Annual Meeting of Stockholders of COLLECTORS UNIVERSE, INC. (the “Company”), will be held at the Company’s offices at 1921 E. Alton Avenue, Santa Ana, California 92705 on Wednesday, December 4, 2002, at 10:00 a.m., Pacific Time, for the following purposes:

(1)	Election of Directors. To elect the following six nominees to serve as directors until the next Annual Meeting of Stockholders or until their successors are elected and have qualified:

A. Clinton Allen	David G. Hall
Q. David Bowers	James H. O’Neal
Ben A. Frydman	Van D. Simmons

(2)
Reverse Stock Split.    To approve an Amendment of the Certificate of Incorporation to effectuate one of the following alternative reverse stock splits of the outstanding shares: a 1-for-3, a 1-for-4, or a 1-for-5 share reverse stock split, with the Board having the authority to determine which one of these reverse stock splits to effectuate.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to review. Only stockholders of record at the close of business on October 11, 2002 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

James H. O’Neal
Chairman of the Board

Santa Ana, California
October 21, 2002

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

Preliminary Copy
COLLECTORS UNIVERSE, INC.
1921 E. Alton Avenue
Santa Ana, California 92705

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a California corporation (the “Company” or “Collectors Universe”), for use at its 2002 Annual Meeting of Stockholders (“Annual Meeting”) to be held on December 4, 2002, at 10:00 A.M., Pacific Time, at 1921 E. Alton Avenue, Santa Ana, California 92705. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about October 22, 2002.

Holders of shares of Common Stock of the Company (“stockholders”) who execute proxies retain the right to revoke them at any time before they are voted, by executing and mailing a later dated proxy or a written notice of revocation, to the Secretary of Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658, prior to meeting or by giving such written notice at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted “FOR” the nominees for election of directors named in this Proxy Statement and “FOR” the Reverse Stock Split Proposal (Proposal Two).

It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegram, email or in person or may retain an independent proxy solicitation firm, on its behalf, to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

VOTING SECURITIES

The shares of Common Stock, $.001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on October 11, 2002 (the “Record Date”), will be entitled to vote at the meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. As of the Record Date, there were 25,012,486 shares of Common Stock outstanding and entitled to vote. A majority of shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes will be included in the determination of the number of shares present for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered as having been entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, because directors are elected by a plurality of the affirmative votes cast. With respect to the Reverse Stock Split Proposal and any other matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention will have the same effect as a vote against the matter being voted upon; however, as indicated above, a broker non-vote will not be considered as having been entitled to vote with respect to any such proposal.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information as of October 11, 2002, regarding the shares of Common Stock of the Company beneficially owned by (i) persons known by the Company to hold more than 5% of its shares, (ii) the incumbent directors and the nominees for election to the Board of Directors at the upcoming Annual Meeting, (iii) the executive officers of the Company, and (iv) the directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)		% of Shares Outstanding
John W. Dannreuther(2)	1,516,506	(2)	6.1%
Gordon Wrubel(2)	1,401,600	(2)	5.6%
A. Clinton Allen	110,500	(3)	0.4%
Roger W. Johnson	330,000	(3)	1.3%
Q. David Bowers	2,026,030	(4)	8.1%
Ben A. Frydman	77,500	(3)(5)	0.3%
David G. Hall	7,220,450	(6)	28.9%
James H. O’Neal	75,000	(3)	0.3%
Van D. Simmons	1,992,931	(7)	8.0%

All Directors and Officers, as a group (8 persons)	11,942,411	(8)	47.8%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in each of such person’s share ownership totals; and (c) if a person holds options or warrants to purchase shares that are currently exercisable or will become exercisable in the succeeding sixty (60) days, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options or warrants held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2)	Mr. Dannreuther’s address is P.O. Box 1840, Cordova, TN 38088-1840, and Mr. Wrubel’s address is 61 S. Main, Wolfeboro, NH 03894.

(3)
Includes the following number of shares which may be purchased on exercise of employee stock options that are currently exercisable or will become exercisable within sixty (60) days of October 11, 2002: Mr. Allen – 75,000; Mr. Frydman – 75,000 shares; Mr. Johnson – 310,000 shares; and Mr. O’Neal – 75,000 shares.

(4)
Includes 1,051,598 shares which Mr. Bowers has the right to acquire by the exercise of warrants and stock options that are currently exercisable or will become exercisable within sixty (60) days of October 11, 2002.

(5)
Does not include, and Mr. Frydman disclaims beneficial ownership of, a total of 17,500 shares owned by other members of the law firm of Stradling Yocca Carlson & Rauth, of which Mr. Frydman is a member.

(6)
Includes 216,650 shares held in grantor trusts established for Mr. Hall’s children. Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over those shares and, for that reason, may be deemed to share such dispositive power with the trustees of those trusts.

(7)
Includes 92,850 of the shares included in the grantor trusts established by Mr. Hall for his children that are referred to in footnote (6) above, because Mr. Simmons is a trustee for certain of those trusts. As trustee, he exercises voting power, and shares dispositive power with Mr. Hall, over those 92,850 shares and, therefore, these 92,850 shares are included in both of their share ownership totals. Mr. Simmons does not have any financial or pecuniary interest in any of the shares held in these trusts.

(8)
Includes 1,696,598 shares which executive officers and directors have the right to acquire by exercise of stock options or warrants that are currently exercisable or will become exercisable within (60) days of October 11, 2002.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws currently authorize a total of six directors and the Board of Directors has nominated for election to the Board at the Annual Meeting, the six candidates identified below. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for those six nominees. All of the nominees are presently directors of the Company and were elected to the Board at last year’s Annual Meeting. All of the nominees have consented to serve, if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Directors

All members of the Company’s Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and have qualified.

Nominees:

Name	Age	Director Since		Principal Occupation
A. Clinton Allen	58	2001		Chairman of Psychemedics Corporation
Q. David Bowers	63	2000		President of the Company’s Bowers and Merena Division
Ben A. Frydman	55	2000		Attorney and Member of Stradling, Yocca, Carlson & Rauth
David G. Hall	55	1986	*	President of the Company
James H. O’Neal	65	2001		Private Investor and Chairman of the Board of the Company
Van D. Simmons	51	1986	*	President of the Company’s DHRC Division

*
Although Collectors Universe was organized in February 1999, Mr. Hall and Mr. Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service beginning in 1986.

A. Clinton Allen has served as a Director of Collectors Universe, Inc. since June 2001. He is the Chairman of the Board of Psychemedics Corporation, Inc, and a director of Steinway Musical Instruments. He served on the board of directors of Blockbuster Entertainment Corporation from 1986 until the acquisition of the company by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of both the Friends of Harvard and Radcliffe Crew and Friends of Harvard Football.

Q. David Bowers has served as President of the Bowers and Merena Division and as a Director of the Company since March 2000. Mr. Bowers co-founded Bowers and Merena in 1982, one of the leading rare coin auction and sales companies in the United States, and served as its President until it was acquired by Collectors Universe in March 2000. Mr. Bowers was honored in 1999 by COINage Magazine as Numismatist of the century, along with 14 others. Mr. Bowers has written numerous books on the history of US coins and historical events. He holds a B.A. in Business Administration from Pennsylvania State University. In 1976, the College of Business Administration at Pennsylvania State University presented Mr. Bowers with its Alumnus Achievement Award.

Ben A. Frydman has served as a Director of Collectors Universe, Inc. since December 2000. Mr. Frydman is, and for more than the past five years has been, engaged in the private practice of law, as a member and stockholder of Stradling Yocca Carlson & Rauth, a Professional corporation, which provided legal services to the

Company in the fiscal year ended June 30, 2002 and is expected to provide legal services to the Company in the fiscal year ending June 30, 2003. Mr. Frydman is a member of the Board of Directors of The Coast Distribution System and is a founding member of the Board of the Forum for Corporate Directors of Orange County. Mr. Frydman has a B. A. degree from UCLA and Juris Doctor degree, with honors, from Harvard Law School.

David G. Hall has served as President of Collectors Universe since October 2001 and a Director since its founding in February 1999. From April 2000 to September 2001, Mr. Hall served as the Chief Executive Officer of the Company and as its Chairman from February 1999 to October 2001. Mr. Hall is a director and President of Professional Coin Grading Service, the Company’s predecessor and was its Chief Executive Officer from 1986 to February 1999, when it was acquired by the Company. Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals. In 1990, Mr. Hall was named an Orange County Entrepreneur of the Year by INC. Magazine. In addition, he has written A Mercenary’s Guide to the Rare Coin Market, a book dedicated to coin collecting. Mr. Hall also is a member of the Professional Numismatists Guild.

James H. O’Neal, who was elected as Chairman of the Board of Collectors Universe, Inc. in August 2002, has served as a Director of the Company since June 2001. Mr. O’Neal served in various senior management positions with PepsiCo from 1966 until his retirement in 2000, most recently, as President and Chief Executive Officer of Frito-Lay International. From 1995 to 1997, he was the Chief Executive Officer of PepsiCo Restaurants, International (Pizza Hut, KFC and Taco Bell). Mr. O’Neal is Chairman of the Board of Pacesetter Capital Group, a Dallas, Texas based venture capital firm.

Van D. Simmons has served as the President of the Company’s David Hall Rare Coins Division since October 2000. From July to October 2000, he served as Vice President of Sales of the Company’s Bowers and Merena Division. From 1981 to 1997 he served as the President of David Hall Rare Coins and Collectibles, a retailer of rare coins. Mr. Simmons was a founding director of the Company in February 1999 and was also a founder and has served as a director of its predecessor company, Professional Coin Grading Service, since 1986. He served as Chairman of the Board of David Hall’s North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000.

Board Meetings and Attendance

The Board of Directors of the Company held 6 meetings during the fiscal year ended June 30, 2002. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of (i) the number of meetings of the Board of Directors and (ii) the number of meetings of all committees of the Board on which he served, that were held in that year while he was as a director of the Company. There are no family relationships among any of the directors or executive officers of the Company.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

During the fiscal year ended June 30, 2002, the members of the Audit Committee were A. Clinton Allen, Ben A. Frydman and James H. O’Neal. Pursuant to its Charter, the Audit Committee is authorized to deal with all matters that it deems appropriate regarding the review and audit of the Company’s financial statements and its accounting and internal controls systems, in consultation with the Company’s independent public accountants who are selected by and report directly to the Audit Committee. Those matters include the scope of the annual audit and the accounting principles, practices and systems utilized by the Company. All of the members of the Audit Committee are independent (as that term is defined in the NASD Listing Standards as currently in effect). The Audit Committee held five meetings during the fiscal year ended June 30, 2002.

The Compensation Committee is comprised of three directors selected by the Board of Directors of the Company. During the fiscal year ended June 30, 2002, the members of the Compensation Committee were A. Clinton Allen, Ben A. Frydman and James H. O’Neal. The functions of the Compensation Committee include the making of determinations with respect to the compensation that is to be paid to executive officers and other key management personnel, including grants of employee stock options, and the adoption and evaluation of the effectiveness of management incentive and benefit programs. The Compensation Committee held 2 meeting during the fiscal year ended June 30, 2002.

The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company’s Board of Directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based on information available to it, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to share transactions by its directors and executive officers in the fiscal year ended June 30, 2002 were satisfied.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the annual and long-term compensation for the fiscal years ended June 30, 2002, 2001 and 2000 paid by the Company during the fiscal year ended June 30, 2002 to the Company’s Chief Executive Officer and the highest paid executive officers who earned total cash compensation during fiscal 2002 of more than $100,000 (the “Named Officers”). The Named Officers do not receive any other compensation or perquisites for services rendered to them to the Company, other than standard health insurance benefits that are provided to all full time employees.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards Stock Options (Shares) (#)
	Year	Salary		Bonus
Roger W. Johnson Chief Executive Officer	2002	$190,000	(1)		$—	250,000

Michael J. Lewis Chief Financial Officer	2002	$151,000	(2)		$—	110,000

David G. Hall President	2002 2001 2000	$300,000 300,000 140,000	(3)	$	— — —	— — —

Gary N. Patten Chief Financial Officer & Secretary	2002 2001 2000	$250,000 234,000 195,000	(4)	$	— — 12,000	100,000 100,000
David E. Gioia Vice President, Marketing	2002 2001 2002	$141,000 125,000 105,000	(5)	$	— — —	— — —

(1)	Mr. Johnson joined the Company as Chairman and CEO in September 2001, and therefore he received 10 months of salary in fiscal 2002.

(2)	Mr. Lewis joined the Company as Chief Financial Officer in October 2001, and therefore he received nine months of salary in fiscal 2002.

(3)
During fiscal 2000, Mr. Hall voluntarily agreed to forego his salary for a period of four months and to accept a reduced salary for the balance of fiscal 2000. Mr. Hall’s current rate of compensation is $300,000 per year.

(4)
Mr. Patten ceased to be an officer of the Company in October 2002, three months after commencement of fiscal 2002, but continued to serve as a management employee until April 2002. Mr. Patten’s cash compensation for fiscal 2002 also includes severance compensation paid to him following the cessation of his employment with the Company.

(5)
Mr. Gioia ceased to be an officer of the Company in November 2001, four months after commencement of fiscal 2002, but continued to serve as a management employee until January 2002. Mr. Gioia’s cash compensation for fiscal 2002 also includes severance compensation paid to him following cessation of his employment with the Company.

Option Grants in the Last Fiscal Year

The following Named Officers were granted options during the fiscal year ended June 30, 2002. The table below sets forth certain information regarding those options.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to All Employees in Fiscal 2002(1)	Exercise Price ($/Share)		Expiration Date		Potential Realizable Value of Options at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
							5%	10%
Roger W. Johnson	200,000 50,000	14% 3%	$ $	0.77 1.00	2011 2011	(2) (3)	$42,547 13,814	$94,019 30,526
Michael J. Lewis	110,000	8%		$0.77	2011	(4)	23,401	51,710

(1)	During the fiscal year ended June 30, 2002, the Company granted options to purchase an aggregate of 1,452,200 shares of Common Stock to employees and directors of the Company.

(2)	The term of these options is ten years and all of them are fully exercisable.

(3)	The term of these options is ten years, and they became fully exercisable on June 30, 2002.

(4)	The term of these options is ten years and all of these options are fully exercisable

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

None of the Named Officers exercised options in fiscal 2002. The following Named Officers held “in-the-money” options at June 30, 2002. The following table sets forth certain information with respect to those “in-the-money” options.

	Number of Securities Underlying Unexercised Options At June 30, 2002		Value of Unexercised In-the-Money Options At June 30, 2001 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger W. Johnson	100,000	100,000	$22,000	$22,000
Michael J. Lewis	35,000	75,000	7,700	16,500

(1)	Based on the closing price of the Company’s shares on the NASDAQ National Market on June 28, 2002, of $0.99 per share.

Directors’ Fees

During fiscal 2002, non-employee Directors each received fees of $25,000 per year, paid quarterly, for service on the Board. Commencing in fiscal 2003, members of the Audit Committee will receive $10,000 per year for serving on that Committee. Each of our directors is also eligible to receive periodic stock option grants under our 1999 Stock Incentive Plan.

In October 2001, Messrs. Allen, Frydman and O’Neal were each granted fully vested stock options to purchase 25,000 shares of stock at an option price of $0.77 per share (the closing price of the Company’s shares on NASDAQ on the date of grant). All of those stock options expire ten years from their respective dates of grant.

Certain Transactions

In October 2000, the Company made a $300,000 term loan to David G. Hall, its then Chief Executive Officer, which was subsequently increased to $500,000. In June 2001, Mr. Hall repaid $300,000 of the loan, reducing the loan balance to $200,000. Subsequent borrowing in 2001 increased the loan balance to $350,000 at June 30, 2002. The loan was collateralized by 1,000,000 shares of the Company’s Common Stock owned by Mr. Hall (the “Pledged Shares”) and bore interest at a rate of 10% per annum, which is the maximum rate of interest permitted to be charged under applicable law. The maturity date of the loan was originally June 30, 2002, which was extended to September 16, 2002. On September 10, 2002 Mr. Hall repaid the loan and interest accrued thereon by transferring to the Company 520,830 of the Pledged Shares that, based on a closing price of $0.74 per share on that date (as reported by NASDAQ), had a market value of $385,414, and paying the remaining accrued interest in cash. The loan was unanimously approved by the disinterested members of the Board of Directors.

Our employees and their affiliates may, from time to time, consign collectibles to us to be sold in our auctions or galleries. Upon sales of those collectibles at the Company’s auctions, those employees and affiliates pay the Company customary sellers’ commissions, the amounts of which are determined in the same manner as the commissions that are charged to unaffiliated consignors.

Compensation Committee Interlocks and Insider Participation

The Members of the Compensation Committee of the Board of Directors in fiscal 2002 were A. Clinton Allen, Ben A. Frydman and James H. O’Neal, who were non-employee directors of the Company during that fiscal year. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee. Mr. Frydman, a member of the Compensation Committee, is a stockholder of a law firm that provided legal services to the Company in fiscal 2002 and that is expected to provide legal services to the Company in fiscal 2003.

REPORT OF THE COMPENSATION COMMITTEE

Decisions relating to the compensation of the Company’s executive officers are made by the Compensation Committee of the Board of Directors. It is the responsibility of the Compensation Committee to assure that the executive compensation programs are reasonable and appropriate, meet their stated purposes and effectively promote the interests of the Company and its stockholders.

Compensation Philosophy and Policies for Executive Officers

The Company’s strategic goal is to become the leading provider of value-added services to the high-end collectibles markets in which it operates, and thereby to maintain a high level of revenue growth and achieve increasing profitability and, in that way, increase stockholder value. As a result, in establishing compensation programs for the Company’s executive officers, the Compensation Committee seeks to create incentives and provide rewards for performance and accomplishments by its officers that will further these goals.

The Committee’s compensation policy emphasizes competitive base salaries, annual incentive compensation or bonus plans for selected officers and management employees and long term incentive compensation in the form of stock options. Stock options are granted at exercise prices equal to the market value of the Company’s shares on the date they are granted. Since the financial reward provided by stock options is dependent on appreciation in the market value of the Company’s shares above those exercise prices, stock options effectively reward executives only for performance that results in improved market performance of the Company’s stock, which directly benefits all stockholders. With the exception of standard health insurance benefits that are available to all of its employees, the Company provides essentially no perquisites to the CEO or its other executive officers.

Base Salaries.    All executive officer salaries are reviewed and evaluated at least once per year. In determining appropriate salary levels and salary increases, the Compensation Committee considers the extent to which the Company has achieved, and the extent of the executive’s contribution to the achievement of, its strategic goals, the level of responsibility of the executive, and his individual performance. In addition, the Committee recognizes that to be able to retain its existing executives and attract new executives, the Company must offer executive salaries that are competitive with those paid by its competitors. As a result, the Compensation Committee also considers published data regarding compensation paid by similar companies to individuals holding positions comparable to those held by the Company’s executive officers.

CEO Compensation.    In October 2001, Roger W. Johnson became CEO of the Company and the Compensation Committee set his base annual salary at $250,000. In February 2002, the Compensation Committee approved an increase in Mr. Johnson’s salary to $275,000, which the Committee determined was a more commensurate with his position and his responsibilities as Chairman and CEO of the Company. In addition, during fiscal 2002, the Committee granted Mr. Johnson options to purchase 50,000 shares of Common Stock for a stock price of $1.00 per share that vested immediately and an option to purchase 200,000 shares of Common Stock at a stock price of $0.77 with 50% of the options vesting immediately and 50% of the options vesting on October 2, 2002. The Committee also approved a performance bonus plan for Mr. Johnson under which he could have earned a bonus in an amount up to 100% of his base salary, dependent upon the Company’s financial performance in fiscal 2002. Mr. Johnson receives no perquisites other than standard health insurance benefits afforded to all full time employees of the Company.

In August 2002, Mr. Johnson announced his decision to step down as the Company’s Chairman and CEO, but agreed to continue to serve as CEO on an interim basis until the Board of Directors selected a new CEO and to assist with the transition of responsibilities to the new CEO. In turn, the Compensation Committee approved the awarding of a $100,000 retention bonus to Mr. Johnson for remaining with the Company until the earlier of the December 31, 2002 or the date of the appointment of the new CEO. The Committee also approved an interim period performance bonus plan for Mr. Johnson, pursuant to which he can earn up to $100,000 based on the Company’s performance for the first quarter of fiscal 2003.

Stock Options and Equity-Based Programs.    The grant of stock options represents the only form of long term incentive compensation that is awarded by the Company to its executive officers. As discussed above, the Committee believes that the grant of stock options better aligns the interests of the Company’s executive officers with those of the stockholders by rewarding the executive officers for increases in the market value of the Company’s shares. In addition, the Compensation Committee believes that stock option grants provide the Company with a mechanism for recruiting individuals by providing an opportunity for those officers to profit from the results of their contributions to the Company. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the Company’s stockholders.

The options granted to executive officers provide the right to purchase shares of Common Stock, at the fair market value on the date of grant. Each stock option becomes exercisable (“vests”) either immediately or over a period of time that generally ranges from one to five years as determined by the Compensation Committee at the time the option is granted. Once vested, options remain exercisable for a stated term, generally 10 years; however, on termination of an optionee’s employment, options that have not yet become vested terminate automatically and vested options terminate three months (or, in the event such termination is due to the disability or death of the optionee, 12 months) thereafter. Decisions with respect to the number of shares covered by each option grant and the frequency of option grants to executives reflect the Compensation Committee’s assessment of the executive’s level of responsibility, his or her past and anticipated future contributions to the Company and the impact the executive has on decisions that affect the overall success of the Company.

Effective July 1, 2000, the Company implemented an Employee Stock Purchase Plan, which enables management and other employees to purchase, by means of payroll deductions, up to $25,000 worth of our shares, but in no event more than a total of 5,000 shares, per year by means of payroll deductions at discounted prices. This Plan is designed to increase management ownership of the Company’s Common Stock and provide management with a continuing interest in the Company’s stock price performance.

A. Clinton Allen
Ben A. Frydman
James H. O’Neal

REPORT OF THE AUDIT COMMITTEE

The Role of the Audit Committee.    The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of its consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The role and responsibility of the Audit Committee is to monitor and review these processes.

The members of the Audit Committee are not employees of the Company and they are not, nor do they represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, and they do not undertake to conduct auditing or accounting reviews or procedures. Therefore, in performing their oversight role, the members of the Audit Committee necessarily must rely, without independent verification, on management’s representations that (i) management has maintained appropriate accounting and financial reporting principles or policies, and appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and (ii) the Company’s financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America; and also on the representations of the Company’s independent auditors that are included in their report on the Company’s annual financial statements.

Report of the Audit Committee.    The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2002 with management. The Audit Committee also has discussed with Deloitte & Touche, LLP, the Company’s independent auditors for fiscal year 2002, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche, LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

A. Clinton Allen
Ben A. Frydman
James H. O’Neal

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report and the Performance Graph on the following page shall not be incorporated by reference into any such filings.

STOCKHOLDER RETURN COMPARISON

The following line-graph compares the Company’s cumulative stockholder returns, from its initial public offering on November 4, 1999 through its fiscal year ended June 30, 2002, with the Russell 2000 Small Cap Index, which is a broad market index, and with a Peer Group composed of companies classified as “Auction House/Art Dealers.” The total cumulative stockholder return, as shown in the graph, is the change in the period-end stock price (plus any reinvested dividends) for each of the periods presented for the Company and each of those Indexes. The total stockholder return assumes $100 invested in the Company’s Common Stock at the beginning of the period covered by the graph, and in the Russell 2000 Small Cap Index and the index of Peer Group companies. The data for the graph was obtained from NASDAQ and other public databases.

PROPOSAL NO. 2

REVERSE STOCK SPLIT

Introduction

The Board of Directors has determined, for the reasons discussed below, that it is advisable to seek stockholder approval of a proposal authorizing a reverse stock split of the Company’s outstanding shares in order to increase the trading prices of the Company’s shares above $1.00 per share (the “Reverse Stock Split Proposal”). Accordingly, at the Annual Meeting stockholders will be asked to approve the effectuation of one of three alternative reverse stock splits: a 1-share for-3 shares, a 1 share-for-4 shares, or a 1 share-for-5 shares reverse stock split, with the Board of Directors having the authority to determine which of those reverse stock splits to implement based on the trading prices of the Company’s shares and market and other conditions at that time. The Board of Directors has determined that it would be advisable to obtain the approval of the Company’s stockholders for a reverse stock split of the Company’s outstanding shares that would have the effect of increasing the trading prices of the Company’s shares on NASDAQ well above $1.00 per share. For the reasons discussed below, in conjunction with that approval the Board is seeking the stockholders’ authorization to permit it to determine the exact exchange ratio of that reverse stock split, ranging from a 1 share-for-3 shares reverse stock split to a 1 share-for-5 shares reverse stock split, and when, if at all, such a reverse stock split should be implemented.

The Board members, who own in the aggregate 40% of the Company’s shares, have approved, and are recommending that stockholders vote to approve, the Reverse Stock Split Proposal because the trading prices of the Company’s shares have declined, and during the last three months have remained, below $1.00 and a failure to increase the trading prices above $1.00 could result in the delisting of the Company’s shares from the NASDAQ National Market. Such a delisting, if it were to occur, would harm our stockholders by reducing the marketability and the liquidity of their shares. Although a reverse stock split would reduce the number of shares owned by each stockholder, the percentage of the outstanding shares owned by each stockholder would remain unchanged and, at least immediately after the effectuation of the reverse stock split, the price of the Company’s shares would be expected to increase in the opposite proportion to the reverse stock split. As a result, by way of example, a 1 share-for-4 shares reverse stock split would reduce the number of shares owned by each stockholder, and the number of outstanding shares, to 25% of the number owned and the number of shares outstanding, respectively, immediately prior to the effectiveness of the reverse stock split; and, at the same time the reverse stock split should result, at least immediately thereafter, in an approximate four-fold increase in the per share trading price of the Company’s shares.

It is not possible, at this time, to predict future market conditions or the future trading prices of our shares, and we do not know how long the NASD will give us to achieve compliance, in ways other than implementation of a reverse stock split, to meet the trading price requirements under its listing standards. Accordingly, the Board believes that this Reverse Stock Split Proposal would give the Board flexibility to determine which of the three alternative reverse stock splits (a 1-for-3 reverse stock split, a 1-for-4 reverse stock split, or a 1-for-5 reverse stock split) is advisable and should be implemented and when to implement that reverse stock split, based on future market and other relevant conditions and the trading prices of the Company’s shares. Therefore, a vote in favor of the Reverse Stock Split Proposal will be a vote for approval of each of the three alternative reverse splits and for vesting the Board with the authority to effectuate one of those three reverse stock splits as it deems advisable at the time the reverse stock split is to be effectuated. Additionally, if this Proposal is approved by the stockholders, the Board of Directors will have authority to implement one of these reverse stock splits, even if the trading prices of the Company’s shares increases above the NASD’s minimum $1.00 trading price requirement, if the Board of Directors determines it to be advisable and in the best interests of the stockholders to proceed with such a reverse stock split.

On the other hand, under this Proposal, the Board of Directors also would have the discretion to abandon the Reverse Stock Split, if the trading prices of the Company’s shares were to increase above the NASD’s minimum $1.00 trading price requirement prior to the implementation of the Reverse Stock Split or market or other conditions make its implementation, in the judgment of the Board, inadvisable.

Vote Required and Board Recommendation

Approval of this Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THAT THE REVERSE STOCK SPLIT PROPOSAL  IS  ADVISABLE  AND  IN  THE  BEST  INTERESTS  OF  THE  COMPANY’S  STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

Reasons for the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to combine the Company’s outstanding shares into a smaller number of shares so that the Company’s shares will trade at a higher price per share than its recent trading prices and above $1.00 per share.

During the quarter ended September 30, 2002, the closing prices of the Company’s shares on the NASDAQ National Market ranged from a high of $0.99 to a low of $0.71 per share and on October 8, 2002, the reported closing price was $0.85 per share. We believe that such a low quoted market price per share is discouraging potential new investors from purchasing and decreasing the liquidity of our Common Stock. Additionally, pursuant to NASD listing standards, the minimum bid price of the Company’s shares must be at least $1.00 per share for continued inclusion in the NASDAQ National Market. We believe, although we cannot assure, that the Reverse Stock Split will enable the Common Stock to trade above that $1.00 minimum bid price and enable our shares to continue to be listed and to trade on the NASDAQ National Market.

We believe that maintaining the NASDAQ listing of the Company’s Common Stock is in the best interests of the Company and its stockholders. The NASDAQ listing increases liquidity of our shares and may minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, the continued NASDAQ listing may enhance the Company’s access to capital and increase its flexibility in responding to anticipated capital requirements. We also believe that that prospective investors will view an investment in Collectors Universe more favorably if our shares continue to trade on the NASDAQ National Market.

For the above reasons, we believe that having the ability to effectuate the Reverse Stock Split in order to be able to maintain the NASDAQ listing for the Company’s Common Stock is in the best interests of Collectors Universe and its stockholders. However, there can be no assurance that the Reverse Stock Split, if effectuated, will have the desired effects. We anticipate that, following the consummation of the Reverse Stock Split, the Company’s Common Stock will trade at prices per share that are significantly higher than current market prices. However, there can be no assurance that, following the Reverse Stock Split, the Common Stock will trade at three times (in the case of a 1-for-3 reverse split), four times (in the cash of a 1-for-4 reverse split) or five times (in the case of a 1-for-5 reverse split) the market price at which our shares are trading immediately prior to the Reverse Stock Split or that the trading prices will not decline thereafter, over time, possibly even below the $1.00 per share price required for continued listing on the NASDAQ National Market.

If the Reverse Stock Split Proposal is approved by the stockholders at the Annual Meeting, we expect to implement it only if it becomes necessary to maintain the Company’s continued compliance with the NASD listing requirements or if market or other conditions lead the Board of Directors to conclude that effectuating the Reverse Stock Split would benefit the stockholders. Accordingly, even if the Reverse Stock Split Proposal is approved by our stockholders, the Board of Directors may elect to delay, or even abandon entirely the Reverse Stock Split.

Implementation and Effects of the Reverse Stock Split

If the stockholders approve the Reverse Stock Split Proposal and the Board of Directors determines it is advisable to effectuate a Reverse Stock Split, the Board would:

•
determine which of the three reverse stock splits specified above is preferable (1-for-3, 1-for-4, or 1-for-5), based on market and other relevant conditions and the trading prices of the Company’s shares at that time; and

•
direct management to file with the Delaware Secretary of State an amendment to the Company’s Certificate of Incorporation (the “Reverse Split Amendment”) that would specify that, on the filing of that Amendment, each of the Company’s outstanding shares would automatically be combined and converted into (i) one-third (1/3rd) of a share, if the Board determined to proceed with a 1-for-3 reverse stock split, (ii) one-fourth (1/4th) of a share if it determined to proceed with a 1-for-4 reverse stock split, or (iii) one-fifth (1/5th) of a share if it determined to proceed with a 1-for-5 reverse stock split.

As a result of the filing of that Amendment, each stockholder’s shares would be automatically converted into (i) one-third ( 1/3rd), one-fourth ( 1/4th ) or one-fifth ( 1/5th) of the number of shares that he or she had owned immediately prior to such filing, depending on whether the Board had determined to proceed with a 1-for-3, 1-for-4 or 1-for-5 reverse stock split, respectively.

We estimate that, following the Reverse Stock Split, the Company would have approximately the same number of stockholders and, except for the effect of the payment of cash for fractional shares as described below, the completion of the Reverse Stock Split would not affect any stockholder’s proportionate equity interest in Collectors Universe. Therefore, by way of example, a stockholder who owns a number of shares that, prior to the Reverse Stock Split, represented one-half of 1% of the Company’s outstanding shares, would continue to own one-half of 1% of its outstanding shares after the Reverse Stock Split.

The Reverse Stock Split also will not affect the number of shares of Common Stock that the Board is authorized to issue by the Company’s Certificate of Incorporation, which will remain unchanged at 45 million shares. However, it will have the effect of increasing the number of shares of Common Stock that are available for future issuance, because of the reduction in the number of shares that will be outstanding after giving effect to the Reverse Stock Split.

The following table sets forth the numbers of the Company’s shares that are currently authorized, outstanding and available for future issuance, respectively, and the numbers of shares that would be authorized, outstanding and available for future issuance after giving effect to a 1-for-3, a 1-for-4 and a 1-for-5 Reverse Stock Split, respectively:

	Prior to Reverse Stock Split	After Reverse Stock Split
		1-for-3 Reverse Split	1-for-4 Reverse Split	1-for-5 Reverse Split
Authorized Shares	45,000,000	45,000,000	45,000,000	45,000,000
Outstanding Shares	25,012,486	8,337,486	6,253,121	5,002,497

Shares Available for Issuance	19,987,514	36,662,514	38,746,879	39,997,503

Cash to be Paid for Fractional Shares.    Whichever reverse stock split ratio is selected, implementation of a reverse stock split will result in some stockholders owning a fractional share of Common Stock. (For example, if a 1-for-3 reverse stock split were to be implemented, the shares owned by a stockholder with 10,000 shares would be converted into 3333.3 shares.) To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of Common Stock as a consequence of the Reverse Stock Split will, instead, receive from the Company a cash payment in U.S. dollars equal the value of that fractional share, determined on the basis of the average bid prices of the Company’s Common Stock on the NASDAQ National Market for the five trading days immediately preceding the effective date of the reverse stock split (adjusted for that reverse stock split).

If any stockholder owns, in total, fewer than three shares (in the case of the 1-for-3 reverse stock split), fewer than four shares (in the case of the 1-for-4 reverse stock split), or fewer than five shares (in the case of the 1-for-5 reverse stock split), that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the Reverse Stock Split. See “Determination of Amount of Cash Payable for Fractional Shares” below. The interest of such a stockholder in the Company would, therefore, be terminated, and that stockholder would have no right to share in the assets or future growth of the Company. On the other hand, each stockholder that owns five shares or more of the Company’s shares prior to the Reverse Stock Split will continue to own shares of Company Common Stock after the Reverse Stock Split and will continue to share in the assets and future growth of the Company as a stockholder. Therefore, any stockholder that owns less than five shares can assure his or her continued ownership of Company shares after the Reverse Split by purchasing, prior to the Reverse Stock Split, a number of additional shares sufficient to increase the total number of shares that he or she owns to five or more.

The Reverse Stock Split also will result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Effect of Reverse Stock Split on Options.    If the Reverse Stock Split is implemented, the number of shares subject to outstanding Collectors Universe stock options also will automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-4 reverse stock split is implemented and that an optionee holds options to purchase 10,000 shares at an exercise price of $1.00 per share. On the effectiveness of the 1-for-4 reverse stock split, the number of shares subject to that option would be reduced to 2,500 shares and the exercise price would be proportionately increased to $4.00 per share. The aggregate price payable for those shares on exercise of the option would be $10,000, the same price that would have been paid to purchase all 10,000 of the Option shares prior to the Reverse Stock Split.

Exchange of Stock Certificates and Payment for Fractional Shares

If the Reverse Stock Split is approved by the stockholders and implemented by action of the Board, the combining, and the resulting reduction in the number, of the Company’s outstanding shares as a result of the Reverse Stock Split will occur automatically on the date that the Reverse Stock Split Amendment is filed with the Delaware Secretary of State (the “Effective Date”), without any action on the part of stockholders of the Company and without regard to the date after the Reverse Stock Split that stock certificates representing the shares owned prior to the Reverse Stock Split (the “Pre-Split Shares”) are physically surrendered for new stock certificates.

Exchange of Stock Certificates.    As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Common Stock to be used in forwarding their stock certificates for surrender and exchange for certificates representing the number of shares of Common Stock such stockholder will own after the implementation of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing his or her Pre-Split Shares, in accordance with the applicable instructions in the Transmittal form. Each stockholder who surrenders those certificates will receive one or more new certificates representing the whole number of shares of Common Stock that he or she owns as a result of the Reverse Stock Split and any cash payable in lieu of a fractional share. Stockholders should not send their stock certificates until they receive a transmittal form.

Effect of Failure to Exchange Stock Certificates.    After the Effective Date, each certificate representing Pre-Split Shares (a “Pre-Split certificate”) will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the Pre-Split Shares evidenced by such certificate have been converted by the Reverse Stock Split. The holder of any unexchanged Pre-Split certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until that stockholder’s Pre-Split certificates have been surrendered. Such dividends and distributions, if any, would be accumulated, and at the time of surrender of the Pre-Split certificates, all such unpaid dividends or distributions, if any, would be paid without interest.

Determination of Amount of Cash Payable for Fractional Shares.    As discussed above, if the number of shares of Common Stock to which a stockholder is entitled as a result of the Reverse Stock Split would include a fraction, the Company will pay that stockholder, in lieu of issuing the fractional share of stock, cash in an amount equal to that fraction multiplied by the average closing price of the Company’s shares on NASDAQ for the five trading days immediately preceding the Effective Date (as adjusted for the Reverse Stock Split). For example, if the Board determined to implement a 1-for-4 Reverse Stock Split, the shares of a stockholder that owned 10,530 shares prior to the Reverse Stock Split would be converted into 2,632.5 shares as a result of the Reverse Stock Split. If the average of the pre-split closing bid prices of the Company’s shares for that five day period was $0.80 per share, that stockholder would receive, in exchange for his or her Pre-Split certificate evidencing those 10,530 shares, a stock certificate for 2,632 whole shares and a check in the amount of $1.60 for the 0.5 fractional share ($0.80 x .5 of a share = $0.40 x 4 = $1.60).

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the Reverse Stock Split that are generally applicable to the Company and its stockholders. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled or modified at any time, either prospectively or retroactively and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below has been requested, and although we believe that the IRS would agree with the conclusions set forth in this discussion, there can be no assurance that it would do so. Accordingly, all stockholders should consult with their own tax advisors.

This discussion also does not address all of the federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax-exempt entities and persons that do not hold the Company’s shares as a capital asset) and, as a result, may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws or the tax consequences to holders of options or other rights to acquire Company shares.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED TAX LEGISLATION.

1.    Tax Consequences to Collectors Universe.  Collectors Universe should not recognize any gain or loss as a result of the Reverse Stock Split.

2.    Tax Consequences for Stockholders Generally.  No gain or loss should be recognized by a stockholder who receives only Common Stock as a result of the Reverse Stock Split. A stockholder who receives cash in lieu of a fractional share of Common Stock will be treated as if the fractional share had been issued in the Reverse Stock Split and then redeemed by the Company. A stockholder receiving cash in lieu of a fractional share that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s tax basis in such fractional share of Common Stock. For this purpose, a stockholder’s basis in such fractional share of Common Stock will be determined as if the stockholder actually received such fractional share.

3.    A Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split.  Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder’s aggregate basis in that Shareholder’s Pre-Split Shares held immediately prior to the Reverse Stock Split and that basis generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares that they will receive.

INDEPENDENT PUBLIC ACCOUNTANTS

During fiscal 2002, Deloitte & Touche LLP were the Company’s independent auditors and provided audit services to the Company, which included the examination of the Company’s consolidated financial statements for the year ended June 30, 2002 and reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC for the first three fiscal quarters of the year. The Audit Committee has selected Deloitte & Touche LLP to be the Company’s auditing firm for the fiscal year ending June 30, 2003. A representative of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement if he or she so desires.

Fees Paid to Deloitte & Touche LLP

The total fees paid to Deloitte & Touche LLP for professional services for the audit of the Company’s annual consolidated financial statements that were included in the Company’s Annual Report on Form 10K, and its review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, for fiscal 2002 totaled $130,340.

Deloitte and Touche did not provide and it did not bill and it was not paid any fees for, financial information systems design and implementation services in fiscal 2002. The aggregate fees paid by the Company for all other non-audit services rendered by Deloitte & Touche in fiscal 2002, which consisted of tax compliance and consulting services, were $75,602. The Audit Committee has determined that the provision of those services, in addition to audit services, rendered by Deloitte & Touche and the fees paid therefor in fiscal 2002 were compatible with maintaining Deloitte & Touche’s independence.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the Company’s 2003 Annual Meeting of Stockholders and presentation in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than June 21, 2003 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

OTHER MATTERS

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

October 21, 2002	Roger W. Johnson Chief Executive Officer

The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2002 is being mailed concurrently with this Proxy Statement to all stockholders of record as of October 11, 2002. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED JUNE 30, 2002 WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, COLLECTORS UNIVERSE, INC., P.O. BOX 6280, NEWPORT BEACH, CA 92658.

EXHIBIT A

COLLECTORS UNIVERSE, INC.,
a California corporation

RESOLUTION OF THE STOCKHOLDERS
ADOPTING THE REVERSE STOCK SPLIT AMENDMENT

WHEREAS, it is deemed to be in the best interests of this Corporation and its stockholders that this Corporation’s Amended and Restated Certificate of Incorporation be amended to effectuate a reverse stock split by which each outstanding share of this Corporation’s Common Stock shall be combined and converted into [one-third (1/3rd)] [one quarter (1/4th)] [one-fifth (1/5th)] of a share of Common Stock of this Corporation (the “Reverse Stock Split”)

NOW, THEREFORE, BE IT RESOLVED, that Article 4 of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended by adding the following paragraph as the last paragraph of Article 4:

        “Upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock of the Corporation which is issued and outstanding immediately prior to the time of such filing shall be converted, without any action on the part of the holders thereof, into [one-third (1/3rd)] [one quarter (1/4th)] [one-fifth (1/5th)] of a share of Common Stock of the Corporation.”

RESOLVED FURTHER, that at any time prior to the effectiveness of the filing of this Amendment with the Delaware Secretary of State the Board of Directors may abandon the foregoing amendment notwithstanding the authorization of such Amendment by the stockholders of this Corporation.

Preliminary Copy

PROXY Solicited by Board of Directors	COLLECTORS UNIVERSE, INC. Annual Meeting of the Stockholders—December 4, 2002

The undersigned hereby revokes all previously granted proxies and appoints James H. O’Neal and David G. Hall, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Collectors Universe, Inc. which the undersigned is entitled to represent and vote at the 2002 Annual Meeting of Stockholders to be held at 1921 E. Alton Avenue, Santa Ana, California 92705, at 10:00 A.M. Pacific Time on December 4, 2002, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2

1.	ELECTION OF DIRECTORS

	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

A. Clinton Allen, Q. David Bowers, Ben A. Frydman, David G. Hall, James H. O’Neal and Van D. Simmons

(Instructions: To withhold authority to vote for any nominee, print the nominee’s name in the space below.)

2.	REVERSE STOCK SPLIT PROPOSAL

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Approval of (i) a 1-for-3, (ii) a 1-for-4, and (iii) a 1-for-5 Reverse Stock Split, vesting in the Board of Directors authority to determine which of those Reverse Stock Splits to effectuate and authority to abandon the Reverse Stock Split.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

3.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, THOSE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THIS PROXY AND “FOR” ADOPTION OF THE REVERSE STOCK SPLIT PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Date , 2002

(Signature of stockholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.